Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 24 DATED MARCH 18, 2025
TO THE PROSPECTUS DATED APRIL 16, 2024

This document supplements, and should be read in conjunction with, our prospectus dated April 16, 2024, as supplemented by Supplement No. 1 dated May 2, 2024, Supplement No. 2 dated May 17, 2024, Supplement No. 3 dated June 4, 2024, Supplement No. 4 dated June 24, 2024, Supplement No. 5 dated July 2, 2024, Supplement No. 6 dated July 18, 2024, Supplement No. 7 dated August 2, 2024, Supplement No. 8 dated August 16, 2024, Supplement No. 9 dated August 19, 2024, Supplement No. 10 dated September 4, 2024, Supplement No. 11 dated September 17, 2024, Supplement No. 12 dated October 2, 2024, Supplement No. 13 dated October 18, 2024, Supplement No. 14 dated November 1, 2024, Supplement No. 15 dated November 15, 2024, Supplement No. 16 dated November 20, 2024, Supplement No. 17 dated December 2, 2024, Supplement No. 18 dated December 18, 2024, Supplement No. 19 dated January 2, 2025, Supplement No. 20 dated January 17, 2025, Supplement No. 21 dated February 3, 2025, Supplement No. 22 dated February 14, 2025 and Supplement No. 23 dated March 3, 2025. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•the Redemption Price per share for each class of our common stock for the month of March 2025.

Redemption Price per Share

The following table sets forth the Redemption Price per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock for the month of March 2025.

	Class A	Class I	Class T	Class D	Class M-I	Class T2	Class N
Redemption Price per Share	$13.41	$13.51	$13.55	$13.53	$13.40	$13.34	$13.42

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. The Redemption Price per share for each class of our common stock is posted on our website at www.rreefpropertytrust.com at least ten business days before the last business day of the applicable month. Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the closing of the last business day of that month. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Redemptions accepted, if any, will be limited to no more than 2% of our combined NAV per month and no more than 5% of our combined NAV per calendar quarter, with the combined NAV for each limit to be calculated as of the last calendar day of the prior quarter.